Exhibit 10.3

June 13, 2007

Chris Walters
26402 Houston Trail
Laguna Hills, Ca. 92653

Dear Chris:

It is a pleasure to confirm the offer of employment made to you for the position of Executive Vice President, Financial Advisory Services Group of Citizens Business Bank. The position reports to Chris Myers, President and CEO of Citizens Business Bank. I hope you find the following terms to be acceptable:

Position:	Executive Vice President, Financial Advisory Services Group

Salary:	$220,000.00 per year. You will be eligible for a Performance Review and a salary increase in April of 2008.

Sign On Bonus:	$10,000.00

Performance Compensation:
You will be eligible to participate in the 2007 Performance Compensation Plan payable in February 2008. The specific performance measurements for your Performance Compensation Plan will be discussed with you in more detail. You will be eligible to receive up to 75% of your base pay under this Plan. This Plan will be prorated for 2007; however, your bonus will be no less than $30,000.

Company Car:	The Bank owns a new 2007 Cadillac that will be assigned to you.

Stock Options:	You will receive a Stock Option grant of 10,000 shares upon Board approval.

Start Date:	On or before June 29, 2007

Change In Control:	Upon a Change In Control you will be compensated two (2) years severance pay.

Chris Walters
June 13, 2007

As a full-time regular employee you will be eligible to participate in the Bank’s benefit plans. All benefits are based on your anticipated start date indicated above.

You will be provided detailed information about your medical benefit options shortly before your waiting period ends.

•	Vacation

You will be eligible for twelve (12) days of vacation in 2007 and twenty (20) days of vacation in 2008.

•	Medical Insurance

You will be eligible to participate in the Bank’s Benefits Plan on the first day of the month following 30 days of continuous employment with the Bank.

•	401(k) and Profit Sharing Plan

You will be eligible to participate in the CVB Financial Corporation 401(k) portion of the plan on July 1, 2007. Profit Sharing information will be provided to you.

Drug Test - We require a pre-employment drug test. The job offer will be contingent on successfully passing the drug test. Please contact Human Resources to schedule an appointment for a pre-employment drug test. The number is (909) 980-4030 extension 113.

At Will Statement - The employment relationship is based on the mutual consent of the associate and Citizens Business Bank. Accordingly, at any time, either the associate or the Bank can terminate the employment relationship at will, with or without cause or advance notice.

Chris, please feel free to call Chris or me if you should have any questions or require additional information. Please let me know whether you accept the offer no later than five (5) days from the date of this letter. If you do accept, as we hope, I ask that you sign and return one copy of this letter. In the meantime, I would be glad to discuss any aspect of it with you further.

Sincerely,

David Krebs
Senior Vice President
Director of Human Resources

I have read this offer and accept the terms of the position described herein.

Signature    _________________________________    Date    _________________